Exhibit 21.1
Intel Corporation
Subsidiaries1

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation
Altera Corporation	Delaware, U.S.
Arizona Fab Holdco, Inc.	Delaware, U.S.
Arizona Fab LLC	Delaware, U.S.
Grange Newco LLC	Cayman Islands
Hampton Acquisition Ltd	Israel
Intel Americas, Inc.	California, U.S.
Intel Asia Holding Limited	Hong Kong
Intel Benelux B.V.	Netherlands
Intel Capital Corporation	Delaware, U.S.
Intel China Finance Holding (HK) Limited	Hong Kong
Intel China Ltd.	China
Intel Electronics (Malaysia) Sdn. Bhd.	Malaysia
Intel Electronics Ltd.	Israel
Intel Finance B.V.	Netherlands
Intel Holdings B.V.	Netherlands
Intel International, Inc.	California, U.S.
Intel Ireland Holdings (U.S.) LLC	Delaware, U.S.
Intel Ireland Limited	Cayman Islands
Intel Overseas Funding Corporation	Delaware, U.S.
Intel Products (Chengdu) Ltd.	China
Intel Products (M) Sdn. Bhd.	Malaysia
Intel Semi Conductors Ltd.	Israel
Intel Technologies, Inc.	Delaware, U.S.
Intel Technology (US), LP	California, U.S.
Intel Technology India Private Limited	India
Intel Technology Sdn. Berhad	Malaysia
Mission College Investments Ltd.	Cayman Islands
Mobileye Global Inc.	Delaware, U.S.

1    As of December 28, 2024. Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other Intel Corporation subsidiaries are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of December 28, 2024..